Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Rocket Lab USA, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	1,720,841 (1)	$6.86(3)	$11,804,969.26(3)	0.0000927	$1,094.32
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	956,023 (2)	$6.86(3)	$6,558,317.78(3)	0.0000927	$607.96
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$18,363,287.04		$1,702.28
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$1,702.28
(1)

Represents 1,720,841 shares of common stock offered for resale by selling securityholders identified in this Registration Statement issued pursuant to the PSC Acquisition (as defined in the prospectus).

(2)

Represents up to 956,023 shares of common stock that may be issuable as PSC Earnout Shares (as defined in the prospectus) and are offered for resale by selling securityholders identified in this Registration Statement.

(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the Common Stock as reported on the Nasdaq Capital Market on May 4, 2022, which is a date within five business days prior to the filing of this Registration Statement.